Exhibit 16.1   Letter from KPMG LLP


Securities & Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously the principal accountants for Star Technologies, Inc. and, under the date of March 31, 1999, we reported on the consolidated financial statements of Star Technologies, Inc. and subsidiaries as of and for the year ended December 31, 1998 and the nine months ended December 31, 1997. On December 14, 1999, we resigned. We have read Star Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated December 21, 1999 and we agree with such statements.


Very truly yours,

KPMG LLP
December 21, 1999